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                    November 23, 2020

       Kevin Hagen
       Chief Executive Officer
       PotNetwork Holdings, Inc.
       3531 Griffin Road
       Fort Lauderdale, FL 33312

                                                        Re: PotNetwork
Holdings, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 9, 2019
                                                            File No. 000-55969

       Dear Mr. Hagen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Jonathan D. Leinwand,
Esq.